Exhibit 99.1

FOR IMMEDIATE RELEASE

May 7, 2007

LIBERTY MEDIA TO TAKE CONTROLLING STAKE IN BACKCOUNTRY.COM

Leading outdoor and action sports e-commerce business to enhance Liberty Media web strategy

Englewood, Colorado and Park City, Utah  — Liberty Media Corporation (NASDAQ:LINTA, LCAPA) (“Liberty”) and Backcountry.com today announced that they have entered into a definitive agreement for Liberty Media to acquire control of Backcountry.com — the operator of leading outdoor and action sports eCommerce sites Backcountry.com, BackcountryOutlet.com, TramDock.com, DogFunk.com, SteepandCheap.com and WhiskeyMilitia.com. Terms of the acquisition were not disclosed.  Liberty’s interest in Backcountry.com will be attributed to the Liberty Interactive group. The transaction is subject to regulatory and other approvals and is anticipated to close in the second quarter of 2007.

Backcountry.com is a pure-play internet commerce company, listed as one of the top 25 outdoor retailers in the United States by Outdoor Business.  It is a three-time winner of Internet Retailer’s 50 Best Retail Sites award and is a member of the Inc. 500.

“Backcountry is a fast-growing leader in eCommerce and a pioneer in social commerce,” said Michael Zeisser, Senior Vice President of Liberty Media.  “We are pleased to welcome entrepreneurs of the caliber of Jim Holland and John Bresee, and their team, into the Liberty family.   We look forward to driving collaboration among Backcountry and its world-class outdoor brands and Liberty’s existing eCommerce and television companies. This investment in Backcountry represents another step in our stated strategy to seek acquisitions of commerce companies that have unique value propositions, outstanding management teams, and strong track records to drive the continued growth of the group of assets attributed to Liberty Interactive.”

“There is no better ally for Backcountry.com than Liberty Media,” said Backcountry.com CEO and co-founder Jim Holland. “Their experience, resources and philosophy will enable us to improve our services and capacity on every level while maintaining the independent spirit and culture that has been integral to Backcountry.com’s success. We are excited to work with the Liberty team.”  John Bresee, president and co-founder added, “Liberty Media is a pioneer in eCommerce. We’re excited to take Backcountry.com to the next level with them.”

Backcountry.com received financial advice from Cowen and Company, LLC and legal advice from Wilson Sonsini Goodrich & Rosati.  Liberty Media received legal advice from Sherman & Howard LLC and Baker Botts L.L.P.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp, and Expedia, and the Liberty Capital group, which includes Liberty’s interests in Starz Entertainment, News Corporation, and Time Warner. For more information, please see www.libertymedia.com .

About Backcountry.com:

With offices in Park City, Utah and Salt Lake City, Utah, Backcountry.com (http://www.Backcountry.com) is an e-commerce business that sells performance gear for backcountry adventures, including backpacking, climbing, skiing, snowboarding, trail running and adventure travel. Backcountry.com also operates BackcountryOutlet.com, Dogfunk.com, Tramdock.com, SteepandCheap.com and WhiskeyMilitia.com.  Backcountry was founded in 1996.

Contact:

Liberty Media

John Orr

(720) 875-5622

Backcountry.com

Mike Geraci

Base Camp Communications

(307)734-7575